                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                        CORDIANT COMMUNICATIONS GROUP PLC

                          HEALTHWORLD ACQUISITION CORP.

                                       AND

                             HEALTHWORLD CORPORATION

                          Dated as of November 9, 1999

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I

DEFINITIONS     ..............................................................2

  Section 1.1 Definitions.....................................................2

ARTICLE II

THE MERGER      ..............................................................7

  Section 2.1 The Merger......................................................7
  Section 2.2 Effective Time..................................................7
  Section 2.3 Effects of the Merger...........................................7
  Section 2.4 Exchange Ratio..................................................7
  Section 2.5 Conversion and Exchange of Shares...............................8
  Section 2.6 Procedure for Election..........................................9
  Section 2.7 Exchange of Certificates........................................9
  Section 2.8 Withholding Rights.............................................13
  Section 2.9 Company Stock Options; Other Stock-Based Plans.................13
  Section 2.10 The Surviving Corporation.....................................15

ARTICLE III

THE CLOSING     .............................................................15

  Section 3.1 Closing........................................................15

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...............................16

  Section 4.1 Organization, Standing and Power...............................16
  Section 4.2 Capital Structure..............................................16
  Section 4.3 Authority Relative to this Agreement...........................17
  Section 4.4 Non-Contravention; Approvals and Consents......................18
  Section 4.5 SEC Reports and Financial Statements...........................19
  Section 4.6 Information Supplied...........................................20
  Section 4.7 Absence of Certain Events......................................20
  Section 4.8 Litigation.....................................................21
  Section 4.9 Compliance with Applicable Law.................................21


                                       (i)

  Section 4.10 Employee Plans................................................22
  Section 4.11 Employment Relations and Agreement............................25
  Section 4.12 Contracts.....................................................26
  Section 4.13 Taxes.........................................................26
  Section 4.14 Intellectual Property.........................................28
  Section 4.15 Environmental Laws and Regulations............................29
  Section 4.16 Voting Requirements...........................................29
  Section 4.17 Ownership of Parent Stock.....................................29
  Section 4.18 State Takeover Statutes; Certain Charter Provisions...........29
  Section 4.19 Year 2000.....................................................29
  Section 4.20 Brokers.......................................................30

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......................30

  Section 5.1 Organization and Qualification.................................30
  Section 5.2 Capital Stock..................................................30
  Section 5.3 Authority Relative to this Agreement...........................31
  Section 5.4 Non-Contravention; Approvals and Consents......................32
  Section 5.5 SEC Reports and Financial Statements...........................33
  Section 5.6 Absence of Certain Changes or Events...........................33
  Section 5.7 Absence of Undisclosed Liabilities.............................34
  Section 5.8 Legal Proceedings..............................................34
  Section 5.9 Information Supplied...........................................34
  Section 5.10 Permits; Compliance with Laws and Orders......................35
  Section 5.11 Compliance with Agreements....................................35
  Section 5.12 Vote Required.................................................36
  Section 5.13 Contracts.....................................................36
  Section 5.14 Taxes.........................................................36
  Section 5.15 Year 2000.....................................................36
  Section 5.16 Ownership of Company Common Stock.............................37
  Section 5.17 Business of Merger Sub........................................37
  Section 5.18 Brokers.......................................................37

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS....................................37

  Section 6.1 Conduct of Business by the Company Pending the Merger..........37
  Section 6.2 No Solicitation................................................40
  Section 6.3 Third Party Standstill Agreements..............................41


                                      (ii)

ARTICLE VII

ADDITIONAL AGREEMENTS .......................................................41

  Section 7.1 Access to Information..........................................41
  Section 7.2 Preparation of Registration Statement and Proxy Statement......41
  Section 7.3 Approval Of Shareholders. .....................................42
  Section 7.4 Company Affiliates.............................................43
  Section 7.5 Auditors'Letters...............................................43
  Section 7.6 Stock Exchange Listing.........................................43
  Section 7.7 Fees and Expenses..............................................43
  Section 7.8 Commercially Reasonable Efforts................................44
  Section 7.9 Public Announcements...........................................44
  Section 7.10 Indemnification; Directors and Officers Insurance.............44
  Section 7.11 Compliance with Treasury Regulations..........................45
  Section 7.12 No Transfer of Stock..........................................45
  Section 7.13 Dividends, Distributions and Issuance's.......................45
  Section 7.14 Section 103 CA 1985...........................................46

ARTICLE VIII

CONDITIONS PRECEDENT ........................................................46

  Section 8.1 Conditions to Each Party's Obligation to Effect the Merger.....46
  Section 8.2 Conditions to Obligation of Parent And Merger Sub to Effect
              the Merger.....................................................48
  Section 8.3 Conditions to Obligation of the Company to Effect the Merger...48

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER............................................50

  Section 9.1 Termination....................................................50
  Section 9.2 Effect of Termination..........................................51
  Section 9.3 Amendment......................................................51
  Section 9.4 Waiver.........................................................51

ARTICLE X

GENERAL PROVISIONS...........................................................51

  Section 10.1 Non-Survival of Representations and Warranties................51
  Section 10.2 Notices.......................................................51
  Section 10.3 Interpretation................................................53
  Section 10.4 Counterparts..................................................53
  Section 10.5 Entire Agreement; No Third-Party Beneficiaries................53


                                      (iii)

  Section 10.6 Governing Law.................................................53
  Section 10.7 Assignment....................................................53
  Section 10.8 Severability..................................................53
  Section 10.9 Enforcement of this Agreement.................................54
  Section 10.10 Incorporation of Exhibits....................................54


                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of November 9, 1999 (this "Agreement"), among Cordiant Communications Group plc, a company organized under the laws of England and Wales ("Parent"), Healthworld Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Healthworld Corporation, a Delaware corporation (the "Company") (Merger Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

            WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement, the Delaware General Corporation Law (the "DGCL") and such other state laws as may be applicable (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

            WHEREAS, the respective boards of directors of Parent and Merger Sub have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein and unanimously recommend that its shareholders approve the transactions contemplated by this Agreement;

            Whereas, the Board of Directors of the Company has unanimously approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein, has determined that it is advisable and in the best interests of its stockholders, and unanimously recommends that its stockholders approve the Merger;

            WHEREAS, it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code"); and

            WHEREAS, to induce Parent and Merger Sub to enter into this Agreement and to consummate the Merger, simultaneously with the execution of this Agreement, certain stockholders of the Company owning in the aggregate approximately 63% of the outstanding shares of Company Common Stock (as defined herein) on a fully diluted basis, are entering into agreements with Parent and Merger Sub (the "Stockholder Agreements") pursuant to which they have agreed, among other things, to vote the shares of Company Common Stock owned by such stockholder in favor of the adoption and approval of this Agreement and the approval of the Merger.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this
Article:

            "ADS Consideration" has the meaning set forth in Section 2.5(c).

            "Affiliate" has the meaning set forth in Section 7.4.

            "Affiliate Agreement" has the meaning set forth in Section 7.4.

            "Agreement" has the meaning set forth in the preamble hereto.

            "business day" means a day other than a Saturday, a Sunday or a day on which banks in New York, New York or London, England are permitted or required by law to close.

            "Certificate" has the meaning set forth in Section 2.5(c).

            "Certificate of Merger" has the meaning set forth in Section 2.2.

            "Circular" has the meaning set forth in Section 4.6(b).

            "Closing" has the meaning set forth in Section 3.1.

            "Closing Date" has the meaning set forth in Section 3.1.

            "COC" has the meaning set forth in Section 8.1(h)(i).

            "Code" has the meaning set forth in the fourth WHEREAS clause hereto.

            "Companies Act" has the meaning set forth in Section 5.2(a).

            "Company" has the meaning set forth in the preamble hereto.

            "Company Affiliates" has the meaning set forth in Section 7.4.

            "Company Common Stock" means the common stock, par value $.01 per share, of the Company.

            "Company Disclosure Letter" has the meaning set forth in Section
4.1.

            "Company Financial Statements" has the meaning set forth in Section 4.5(a).

            "Company Material Adverse Effect" means any condition, change or effect that is materially adverse to the business, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole.

            "Company Permits" has the meaning set forth in Section 4.9.

            "Company SEC Reports" has the meaning set forth in Section 4.5(a).

            "Company Stock Plan" has the meaning set forth in Section 4.2(a).

            "Company Stock Rights" has the meaning set forth in Section 2.9(a)(ii).

            "Company Stockholders' Approval" has the meaning set forth in
Section 7.3(b).

            "Company Stockholders' Meeting" has the meaning set forth in Section 7.3(b).

            "Constituent Corporations" has the meaning set forth in the preamble hereto.

            "Contracts" has the meaning set forth in Section 4.4(a).

            "Deposit Agreement" means the Deposit Agreement dated as of November 15, 1983, as amended and restated as of April 1, 1991, as amended as of July 16, 1991, and as further amended as of December 10, 1997, between Parent, the Depositary, and the holders from time to time of Parent ADRs.

            "Depositary" means The Bank of New York.

            "DGCL" has the meaning set forth in the first WHEREAS clause hereto.

            "Effective Time" has the meaning set forth in Section 2.2.

            "Election Date" has the meaning set forth in Section 2.6(a).

            "Employee Benefit Plans" has the meaning set forth in Section
4.10(a).

            "Environmental Law" has the meaning set forth in Section 4.15(a).

            "ERISA" has the meaning set forth in Section 4.10(a).

            "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

            "Exchange Agent" has the meaning set forth in Section 2.7(a).

            "Exchange Fund" has the meaning set forth in Section 2.7(a).

            "Exchange Rate" means the average currency exchange rate of pounds sterling to US dollars based upon the noon buying rate in the City of New York for cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes over the 10 consecutive Trading Days ending (i) with respect to the Parent Share Value, on the third Trading Day immediately prior to the Company Stockholders' Meeting and (ii) with respect to the calculation of the amount to be paid in respect of the fractional Parent Ordinary Shares pursuant to Section 2.7(e), immediately preceding the Closing Date.

            "Exchange Ratio" has the meaning set forth in Section 2.4.

            "Final Orders" has the meaning set forth in Section 8.1(g).

            "Form F-4" has the meaning set forth in Section 5.9(a).

            "FSA" has the meaning set forth in Section 4.6(b).

            "FTA" has the meaning set forth in Section 8.1(h)(i).

            "Governmental or Regulatory Authority" has the meaning set forth in
Section 4.4(a).

            "Holders" means the holders of record of certificates of Company Common Stock as of the Effective Time.

            "HSR Act" has the meaning set forth in Section 4.4(b).

            "Intellectual Property" has the meaning set forth in Section
4.14(a).

            "Issuance Obligation" has the meaning set forth in Section 4.2(a).

            "Laws" has the meaning set forth in Section 4.4(a).

            "License" has the meaning set forth in Section 4.14(a).

            "Lien" has the meaning set forth in Section 5.2(b).

            "Listing Particulars" has the meaning set forth in Section 4.6(b).

            "LSE" means London Stock Exchange Limited.

            "Material Employment Agreements" has the meaning set forth in
Section 4.11(b).

            "Material Subsidiaries" means Bates U.K. Limited, The Communications Group Pty Ltd, Bates Gruppen A/S (Denmark), Sholz & Friends GmbH, Bates Gruppen AS (Norway), Bates Advertising Holding SA and Bates Advertising USA, Inc.

            "Merger" has the meaning set forth in the first WHEREAS clause hereto.

            "Merger Consideration" has the meaning set forth in Section 2.5(c).

            "Merger Sub" has the meaning set forth in the preamble hereto.

            "NYSE" means the New York Stock Exchange, Inc.

            "OFT" has the meaning set forth in Section 8.1(h)(i).

            "Orders" shall have the meaning set forth in Section 4.4(a).

            "Ordinary Share Consideration" has the meaning set forth in Section 2.5(c).

            "Ordinary Share Election" has the meaning set forth in Section
2.6(a).

            "Ordinary Share Election Form" has the meaning set forth in Section 2.6(a).

            "Parent" has the meaning set forth in the preamble hereto.

            "Parent ADRs" has the meaning set forth in Section 2.5(c).

            "Parent ADSs" has the meaning set forth in Section 2.5(c).

            "Parent Disclosure Documents" has the meaning set forth in Section 4.6(b).

            "Parent Disclosure Letter" has the meaning set forth in Section 5.2(c).

            "Parent Material Adverse Effect" means any condition, change or effect that is materially adverse to the business, operations, results of operations, condition (financial or otherwise) or prospects of Parent and its Subsidiaries taken as a whole.

            "Parent Ordinary Shares" means validly issued, fully paid and nonassessable ordinary shares, with a nominal value of U.K. fifty pence each, of Parent.

            "Parent Permits" has the meaning set forth in Section 5.10.

            "Parent SEC Reports" has the meaning set forth in Section 5.5.

            "Parent Share Right" has the meaning set forth in Section
2.9(a)(ii).

            "Parent Share Value" means the product of (x) the average of the closing middle market quotation of a Parent Ordinary Share on the LSE as reported in the Daily Official List of the London Stock Exchange for each of the 10 consecutive Trading Days ending on the third Trading Day immediately preceding the date of the Company Stockholders' Meeting multiplied by (y) the Exchange Rate.

            "Parent Shareholders' Approval" has the meaning set forth in Section 7.3(a).

            "Parent Shareholders' Meeting" has the meaning set forth in Section 7.3(a).

            "Parent Shares" has the meaning set forth in Section 2.5(c).

            "Pre-Effective Periods" has the meaning set forth in Section
4.13(a).

            "Preferred Stock" has the meaning set forth in Section 4.2(a).

            "Proxy Statement" has the meaning set forth in Section 4.6(a).

            "Registration Statement" has the meaning set forth in Section
5.9(a).

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.

            "Software" has the meaning set forth in Section 4.19.

            "SOS" has the meaning set forth in Section 8.1(h)(i).

            "Stock Option" has the meaning set forth in Section 8.1(h)(i).

            "Stockholder Agreements" has the meaning set forth in the fifth WHEREAS clause.

            "Subsidiary" of any person means (i) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such person or (ii) any other person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such person.

            "Surviving Corporation" has the meaning set forth in Section 2.1.

            "Takeover Proposal" has the meaning set forth in Section 6.2(a).

            "Tax" or "Taxes" has the meaning set forth in Section 4.13(c).

            "Tax Controversy" has the meaning set forth in Section 4.13(c).

            "Tax Returns" has the meaning set forth in Section 4.13(c).

            "Termination Notice" has the meaning set forth in Section 2.4(iv).

            "Trading Day" shall mean any day on which securities are traded, with respect to Parent ADSs, on the NYSE, and with respect to Parent Ordinary Shares, on the LSE.

            "VEBAs" has the meaning set forth in Section 4.10(a).

            "Voting Debt" has the meaning set forth in Section 4.2(a).

                                   ARTICLE II

                                   THE MERGER

            Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.2), Merger Sub shall be merged with and into the Company in accordance with the DGCL. Following the Merger, the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation"), shall succeed to and assume all rights and obligations of Merger Sub and shall continue to be governed by the laws of the State of Delaware with all its rights, privileges, immunities, powers and franchises and shall continue unaffected by the Merger except as set forth in this Article II.

            Section 2.2 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII, the Company and Merger Sub will cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

            Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

            Section 2.4 Exchange Ratio. Except as provided in clause (a) and (b) of Section 2.5, at the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time shall, in accordance with
Section 2.5(c) and (d), be converted into and shall be canceled in exchange for the right to receive from Parent, a number of Parent Ordinary Shares determined as set forth below (the "Exchange Ratio"):

            (i) if the Parent Share Value is equal to or greater than $2.9475 and equal to or less than $3.0294, the Exchange Ratio shall be determined by dividing $20.00 by the Parent Share Value;

            (ii) if the Parent Share Value is greater than $3.4838, the Exchange Ratio shall be determined by dividing $23.00 by the Parent Share Value;

            (iii) if the Parent Share Value is greater than $3.0294 and equal to or less than $3.4838, the Exchange Ratio will be 6.602;

            (iv) if the Parent Share Value is equal to or greater than $2.5054 and less than $2.9475, the Exchange Ratio will be 6.7854;

            (v) if the Parent Share Value is less than $2.5054, the Exchange Ratio shall be determined by dividing $17.00 by the Parent Share Value; provided, however,

            (vi) if the Parent Share Value is equal to or less than $2.2106, then Parent shall have the right to terminate the Agreement, by delivery of written notice to such effect to the Company (the "Termination Notice"), subject to the following sentence. During the ten Business Days following the Company's receipt of the Termination Notice, the Company shall have the option to proceed, and cause Parent and Merger Sub to proceed, with the Merger despite Parent's delivery of a Termination Notice, which option shall be exercisable by means of written notice to Parent to such effect within such ten Business Day period, in which case the Agreement will remain in full force and effect and the Exchange Ratio shall be fixed at 7.6902.

            Section 2.5 Conversion and Exchange of Shares. At the Effective
Time:

            (a) Cancellation of Treasury Stock and Stock Owned by Parent and Merger Sub. All shares of Company Common Stock owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

(b) Capital Stock of Merger Sub. Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be canceled and, in consideration of the issuance of Parent Ordinary Shares as provided by Section 2.5(c), the Surviving Corporation shall issue to Parent such number of shares of common stock, $.01 par value per share, in Surviving Corporation as shall be agreed between Merger Sub and Parent prior to the Effective Time to have an aggregate value equal to the Parent Ordinary Shares to be issued in the Merger.

            (c) Conversion of Company Common Stock. Except as provided in clauses (a) and (b) of this Section 2.5, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall be canceled in exchange for the right to receive from Parent pursuant to
Section 2.5(d) a number of Parent Ordinary Shares equal to the Exchange Ratio, which shall be delivered to the holders of Company Common Stock (i) in the form of American Depositary Shares (the "Parent ADSs"), each representing the right to receive five Parent Ordinary Shares (the "ADS Consideration") or (ii) if and to the extent elected by any such holder, in the manner provided in Section 2.6, in the form of Parent Ordinary Shares, in registered form ("Ordinary Share Consideration" and, together with the ADS Consideration, the "Merger Consideration"); provided, however, that the Parent ADSs may be evidenced by one or more receipts ("Parent ADRs") issued in accordance with the Deposit Agreement. At the Effective Time, all Company Common Stock shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Company Common Stock shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to
Section 2.7(e) cash in lieu of fractional Parent ADSs (or, if applicable, fractional Parent Ordinary Shares) and any dividend or distribution pursuant to
Section 2.7(c), in each case without interest. Parent shall, following the Closing, pay all stamp duties, stamp duty reserve tax and other taxes and similar levies imposed in connection with the issuance or creation of the Parent Ordinary Shares, Parent ADSs and any Parent ADRs in connection therewith (such Parent Ordinary Shares or Parent ADSs to be received by a holder may be referred to in this Agreement as "Parent Shares").

            (d) In consideration of the issue to Parent by the Surviving Corporation of shares of common stock of the Surviving Corporation pursuant to
Section 2.5(b) hereof, Parent shall issue, in accordance with Section 2.7, such number of Parent Ordinary Shares as is equal to the number of shares of Company Common Stock outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, to permit (i) the issuance of Parent ADSs and (ii) if elected by any holder of Company Common Stock in the manner provided in Section 2.6, the delivery of Parent Ordinary Shares, in registered form, to the holders of such Company Common Stock for the purpose of giving effect to the delivery of the Merger Consideration referred to in Section 2.5(c).

            (e) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company changes the number of shares of Company Common Stock, or Parent changes the number of Parent Ordinary Shares, issued and outstanding as a result of a stock split, stock combination, stock dividend, recapitalization, redenomination of share capital or other similar transaction, the Exchange Ratio and other items dependent thereon shall be appropriately adjusted.

            Section 2.6 Procedure for Election. (a) Prior to the Effective Time, the Company shall cause the Exchange Agent to make available to all holders of Company Common Stock of record an election form and other appropriate materials (collectively, the "Ordinary Election Form") providing for such holder to elect to receive the Ordinary Share Consideration with respect to all or any portion of such holder's shares of Company Common Stock (the "Ordinary Share Election"). Any shares of Company Common Stock with respect to which there shall not have been effected such election by submission to the Exchange Agent of an effective, properly completed Ordinary Share Election form on or prior to the date specified in such form (the "Election Date"), which shall be the date that is three days prior to the date of the Company Stockholders' Meeting, shall be converted in the Merger into the right to receive the ADS Consideration.

            (b) Record holders of shares of Company Common Stock who are nominees only may submit a separate Ordinary Share Election Form for each beneficial owner for whom such record holder is a nominee; provided, however, that, at the request of Parent, such record holder shall certify to the reasonable satisfaction of Parent that such record holder holds such shares as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which an Ordinary Share Election Form is submitted will be treated as a separate holder of shares of Company Common Stock.

            Section 2.7 Exchange of Certificates. (a) Exchange Agent. Within five business days following the Effective Time (i) Parent shall issue and deposit with the Depositary, for the benefit of the holders of shares of Company Common Stock converted into the ADS Consideration in accordance with Section 2.5(c), Parent Ordinary Shares in an amount sufficient to permit the Depositary to issue Parent ADRs representing the number of Parent ADSs issuable pursuant to
Section 2.5(c) and (ii) Parent shall, for the benefit of the holders of the shares of Company Common Stock converted into Parent Ordinary Shares in the Merger, make available to the Surviving Corporation for deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Exchange Agent"), (A) certificates representing the number of duly authorized whole Parent Ordinary Shares issuable in accordance with Section 2.5(c), and (B) an amount of cash equal to the aggregate amount payable in lieu of fractional Parent ADSs and Parent Ordinary Shares in accordance with Section 2.7(e) (such cash, certificates representing Parent Ordinary Shares and Parent ADRs representing Parent ADSs, together with any dividends or distributions with respect thereto being hereinafter referred to as the "Exchange Fund"), to be held for the benefit of and distributed to the holders of Company Common Stock in accordance with this Section. The Exchange Agent shall agree to hold such Parent Ordinary Shares and funds for delivery as contemplated by this Section, and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent shall cause the Depositary to issue through and upon the instructions of the Exchange Agent, for the benefit of the holders of shares of the Company Common Stock converted into the ADS Consideration in accordance with Section 2.5(c), Parent ADRs representing the number of Parent ADSs issuable pursuant to Section 2.5(c). Neither the Company, its affiliates nor the holders of Company Common Stock shall be responsible for any stamp duty reserve tax payable in connection with the ADS Consideration. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Parent and the Surviving Corporation shall replace any monies lost through an investment made pursuant to this Section 2.7. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. All Parent Ordinary Shares and Parent ADSs deposited in the Exchange Fund shall, as of the Effective Time, have been registered under the Securities Act pursuant to a registration statement on Form F-4 declared effective by the SEC.

            (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate immediately prior to the Effective Time whose shares are converted pursuant to this Article II into the right to receive Parent Ordinary Shares or Parent ADSs a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation or Parent may reasonably specify) providing instructions for use in effecting the surrender of Certificates in exchange for certificates representing Parent ADRs which represent Parent ADSs or Parent Ordinary Shares and cash in lieu of fractional Parent ADSs or Parent Ordinary Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing one or more Parent ADRs representing, in the aggregate, that whole number of Parent ADSs and/or that whole number of Parent Ordinary Shares elected to be received in accordance with
Section 2.6, (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such Parent ADSs and Parent Ordinary Shares, and (iii) the cash amount payable in lieu of fractional Parent ADSs and Parent Ordinary Shares in accordance with Section 2.7(e), in each case which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate or certificates representing that whole number of Parent Ordinary Shares elected to be received in accordance with Section 2.6 and/or one or more Parent ADRs representing, in the aggregate, that whole number of Parent ADSs, plus the cash amount payable in lieu of fractional Parent Ordinary Shares and Parent ADSs in accordance with Section 2.7(e), may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.7(b) and subject to Section 2.7(c), each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the whole number of Parent Ordinary Shares and/or Parent ADSs into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Article II plus the cash amount payable in lieu of fractional Parent ADSs and Parent Ordinary Shares in accordance with Section 2.7(e). Notwithstanding the foregoing, certificates representing Company Common Stock surrendered for exchange by any Person constituting an "Affiliate" of the Company for purposes of Section 7.4 shall not be exchanged until Parent has received an Affiliate Agreement (as defined in Section 7.4) as provided in Section 7.4.

            (c) Distributions With Respect To Unexchanged Shares. No dividends or other distributions declared, made or paid after the Effective Time with respect to Parent Ordinary Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Ordinary Shares and Parent ADSs represented thereby and no cash payment in lieu of fractional Parent Ordinary Shares and Parent ADSs shall be paid to any such holder pursuant to Section 2.7(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing Parent Ordinary Shares and the Parent ADRs which represent Parent ADSs issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such Parent Ordinary Shares and Parent ADSs and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Parent Ordinary Shares and Parent ADSs. Dividends or other distributions with a record date on or after the Effective Time but prior to surrender of Certificates by holders thereof payable in respect of Parent Ordinary Shares and Parent ADSs held by the Exchange Agent shall be held in trust for the benefit of such holders of Certificates.

            (d) No Further Ownership Rights In Company Common Stock. All Parent Ordinary Shares and Parent ADSs issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.7(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the Converted Shares represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

            (e) No Fractional Shares. No certificate or scrip representing fractional Parent ADSs or Parent Ordinary Shares will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional Parent ADS or Parent Ordinary Share interests will not entitle the owner thereof to vote or to any rights of a holder of Parent ADSs or Parent Ordinary Shares. In lieu of any such fractional Parent ADS or Parent Ordinary Share, each holder of Certificates who would otherwise have been entitled to a fraction of Parent ADS or Parent Ordinary Share in exchange for such Certificates pursuant to this Section shall receive from the Exchange Agent, as applicable, (i) a cash payment in lieu of such fractional Parent ADS determined by multiplying (A) the average of the closing sale prices for Parent ADSs on the NYSE as reported in The Wall Street Journal for each of the 10 consecutive Trading Days immediately preceding the Closing Date by (B) the fractional Parent ADS interest to which such holder would otherwise be entitled, and/or (ii) a cash payment in lieu of such fractional Parent Ordinary Share determined by multiplying (A) the average of the closing middle market quotation of a Parent Ordinary Share on the LSE as reported in The Financial Times for each of the 10 consecutive Trading Days ending immediately preceding the Closing Date by (B) the fractional Parent Ordinary Share interest to which such holder would otherwise be entitled.

            (f) Termination Of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for one (1) year after the Effective Time shall be delivered to or as directed by Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as a general creditor for payment of their claim for Parent ADSs, Parent Ordinary shares, any cash in lieu fractional Parent ADSs and Parent Ordinary Shares and any dividends or distributions with respect to Parent ADSs and Parent Ordinary Shares. Neither Parent nor the Surviving Corporation shall be liable to any holder of any Certificate for Parent ADSs or Parent Ordinary Shares (or dividends or distributions with respect to either), or cash payable in respect of fractional Parent ADSs or Parent Ordinary Shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any securities or amounts remaining unclaimed by holders of Parent Shares three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

            (g) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional Parent ADSs or Parent Ordinary Shares, and unpaid dividends and distributions in respect of or on Parent ADSs or Parent Ordinary Shares deliverable in respect thereof, pursuant to this Agreement.

            Section 2.8 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including the tax laws of the United Kingdom. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

            Section 2.9 Company Stock Options; Other Stock-Based Plans. (a) At the Effective Time, the board of directors of the Company (or the appropriate committee thereof) shall have adopted such resolutions, taken such actions and obtained any necessary consents as may be required to effect the following:

            (i) adjust or implement, as may be applicable or appropriate, the terms of all outstanding and unexercised stock options to purchase shares of Company Common Stock (each, a "Stock Option") heretofore granted under the Company Stock Plan (as defined in Section 4.2(a)) and the terms of the Company Stock Plan to provide that at the Effective Time, each Stock Option outstanding and unexercised immediately prior to the Effective Time shall be deemed to constitute an option to acquire, pursuant to the terms of the Company Stock Plan, Parent Ordinary Shares where (x) the number of Parent Ordinary Shares purchasable upon exercise of each such Stock Options shall be equal to the number of shares of Company Common Stock that were purchasable under such

      Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, subject to adjustment as provided in Section 2.5(e), and rounding down to the nearest whole Parent Ordinary Share and (y) the per Parent Ordinary Share exercise price under each such Stock Option shall be obtained by dividing the per share exercise price of each such Stock Option by the Exchange Ratio and dividing such result by the Exchange Rate, subject to adjustment as provided in Section 2.5(e), and rounding down to the nearest penny. Notwithstanding the foregoing, in the case of any Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such Stock Option and the terms and conditions of exercise of such Stock Option shall be determined in order to comply with Section 424(a) of the Code. Accordingly, with respect to any qualified stock options, the per Parent Ordinary Share exercise price shall be rounded up to the nearest cent;

            (ii) adjust or implement, as may be applicable or appropriate, the terms of all outstanding stock units, deferred stock awards, stock appreciation rights and other rights to acquire Company Common Stock, restricted stock, or any other interest in respect of Company Common Stock under any Company stock plan, program, arrangement or agreement set forth in Section 2.9(a) of the Company Disclosure Letter (as defined herein), other than Stock Options ("Company Stock Rights"), to provide that, at the Effective Time, (x) each holder of a Company Stock Right shall be entitled to that number of stock units, deferred stock awards, stock appreciation rights or other corresponding rights, including shares of restricted stocks, as the case may be, with respect to Parent Ordinary Shares ("Parent Share Rights") equal to the number of applicable Company Stock Rights held by such holder immediately prior to the Closing multiplied by the Exchange Ratio, on the same terms and conditions as were applicable under such Company Stock Right, as adjusted in accordance with this
      Section 2.9, subject to adjustment as provided in Section 2.5(e), and rounding down to the nearest whole Parent Ordinary Share, and (y) the share value on the grant date with respect to each Parent Share Right shall be equal to the share value on the grant date of the corresponding Company Stock Right as in effect immediately prior to the Effective Time, divided by the Exchange Ratio and dividing such result by the Exchange Rate, subject to adjustment as provided in Section 2.5(e), and rounding down to the nearest penny; and

            (iii) make such other changes to the Company Stock Plan and any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of, or payment determined by reference to, the capital stock of the Company or any of its subsidiaries as appropriate to give effect to the Merger, subject to approval by Parent.

            (b) As of the Effective Time, Parent agrees to assume all Stock Options and Company Stock Rights in accordance with the terms hereof. Immediately following the Effective Time, Parent shall deliver to the holders of Stock Options and Company Stock Rights appropriate notices setting forth such holders' rights pursuant to the applicable Company stock plan, program, arrangement or agreement, and the agreements evidencing the grants of such Stock Options and Company Stock Rights shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.9 after giving effect to the Merger). After the Effective Time, Parent shall comply with the terms of the Company Stock Plan, as adjusted in accordance with Section 2.5(e). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of Stock Options assumed by it in accordance with Section 2.9. Simultaneously with the Closing, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), which shall cover all of the Parent Ordinary Shares to be issued upon the exercise of Stock Options assumed by Parent in accordance with this Section
2.9 and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

            (c) During the period from the date of this Agreement through the Effective Time, the Company agrees that it will not grant any stock options, stock appreciation rights, stock units, deferred stock awards or other rights to acquire Company Common Stock or any other interest in Company Common Stock other than required automatic grants of Stock Options to the Company's directors under the Company Stock Plan and will not take any action to accelerate the exercisability of Stock Options or Company Stock Rights, and/or permit cash payments to holders of Stock Options or Company Stock Rights with respect to such Stock Options or Company Stock Rights. It is acknowledged that the terms of the Company Stock Option Plan provide that all outstanding Stock Options will become immediately vested and exercisable in the event of a Change of Control (as defined therein).

            Section 2.10 The Surviving Corporation. (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time shall be amended to change the name of Merger Sub to "Healthworld Corporation" and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or applicable Law.

            (b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with therein or the Certificate of Incorporation and applicable Law.

            (c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE III

                                   THE CLOSING

            Section 3.1 Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Macfarlanes, 10 Norwich Street, London, EC4A1BD, with a meeting to be held simultaneously at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, for the delivery of certain documents in connection therewith, at a time to be agreed by the parties on the third business day after the day on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or
(ii) at such other places and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Merger Sub as follows:

            Section 4.1 Organization, Standing and Power. The Company and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted except for such failures to be so incorporated, existing and in good standing or to have such power and authority, which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing (with respect to jurisdictions which recognize the concept of good standing), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent and Merger Sub complete and correct copies of the certificate of incorporation and by-laws of the Company and the comparable governing documents of each of its Subsidiaries, in each case as amended to the date of this Agreement. Other than as set forth in Section 4.1 of the letter dated the date hereof and delivered by the Company to Parent and Merger Sub simultaneously with the execution and delivery of this Agreement (the "Company Disclosure Letter"), the respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries.

            Section 4.2 Capital Structure. (a) As of the date hereof, the authorized capital stock of the Company consists of twenty million (20,000,000) shares of Company Common Stock and one million (1,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"). At the close of business on November 5, 1999, (i) 8,109,965 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company and (iii) 1,880,799 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1997 Stock Option Plan, as amended (the "Company Stock Plan"). No shares of Preferred Stock are outstanding. As of the date of this Agreement, except (i) as set forth above and (ii) as set forth in Section 4.2(a) of the Company Disclosure Letter, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). As of the date of this Agreement, except for stock options covering not in excess of 1,536,089 shares of Company Common Stock issued under the Company Stock Plan and except as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no outstanding or authorized options, warrants, calls, rights or subscriptions, claims of any character, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, to which the Company is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement (each an "Issuance Obligation").

            (b) Section 4.2(b) of the Company Disclosure Letter sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company,
(ii) its authorized capital stock, (iii) the number of issued and outstanding shares of its capital stock and (iv) the record owners of such shares. Except as set forth in Section 4.2(b) of the Company Disclosure Letter, all of the outstanding capital stock of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly. All of the issued and outstanding shares of capital stock of each Subsidiary are validly existing, fully paid and non-assessable. Except as set forth in the Company SEC Reports or
Section 4.2(b) of the Company Disclosure Letter, no Subsidiary of the Company has outstanding Voting Debt and no Subsidiary of the Company is bound by, obligated under, or party to an Issuance Obligation with respect to any security of the Company or any Subsidiary of the Company. Except as set forth in the Company SEC Reports or Section 4.2(b) of the Company Disclosure Letter, all of such capital stock or ownership interest is owned by the Company, directly or indirectly, free and clear of all Liens.

            (c) Except for the Company's interest in its Subsidiaries, and as set forth in the Company SEC Reports or Section 4.2(c) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity (other than non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business).

            Section 4.3 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement, and, subject to obtaining the Company Stockholders' Approval (as defined in Section 7.3(b)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (other than obtaining the Company Stockholders' Approval), including the unanimous approval of the Board of Directors of the Company which has unanimously resolved to recommend the approval of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            Section 4.4 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in Section 4.4(b) and except as disclosed in Section 4.4(a) of the Company Disclosure Letter, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its

Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or prevent, materially impair, or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

            (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as defined in Section 4.6(a) and the Registration Statement (as defined in Section 5.9(a)) with the SEC pursuant to the Exchange Act and the Securities Act, the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iv) as disclosed in Section 4.4(b) of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

            Section 4.5 SEC Reports and Financial Statements. (a) The Company has delivered or made available to Parent a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since November 21, 1997 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary materials) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, if applicable, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) of the Company included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 4.5(a) of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

            (b) Except as set forth in the Company SEC Reports or Section 4.5(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 1999 which could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement which could, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

            Section 4.6 Information Supplied. (a) The proxy statement relating to the Company Stockholders' Meeting (as defined in Section 7.3(b)), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act), comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, on the date it is mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Merger Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent, Merger Sub or any of their respective Subsidiaries with the SEC.

            (b) The information supplied by the Company for inclusion in any filing by Parent or Merger Sub with the LSE in respect of the Merger (including, without limitation, the

Class 1 circular to be issued to shareholders of Parent (the "Circular"), and the listing particulars under Part IV of the Financial Services Act 1986 of the United Kingdom (the "FSA") relating to Parent Ordinary Shares (the "Listing Particulars") (together with any amendments or supplements thereto, the "Parent Disclosure Documents") will be, in all material respects, in accordance with the facts and will not omit anything materially likely to affect the import of such information.

            (c) Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Registration Statement, the Proxy Statement or the Parent Disclosure Documents based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference therein.

            Section 4.7 Absence of Certain Events. Except as disclosed in the Company SEC Reports or in Section 4.7 of the Company Disclosure Letter, since June 30, 1999, the Company and its Subsidiaries have operated their respective businesses only in the ordinary course consistent with past practices and, except as disclosed in the Company SEC Reports or in Section 4.7 of the Company Disclosure Letter, there has not occurred (i) any event, occurrence or conditions which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect; (ii) any entry into or any commitment or transaction that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect; (iii) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (iv) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company; (v) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-offs of accounts receivable, other than in the ordinary course of the Company's and its Subsidiaries' businesses consistent with past practices; (vi) any damage, destruction or loss which, individually or in the aggregate, resulted in or could reasonably be expected to have a Company Material Adverse Effect; (vii) any event pursuant to which the Company or any of its Subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement, in each case outside the ordinary course of business which, individually or in the aggregate, could be reasonably expected to have a Company Material Adverse Effect; (viii) any increase in the compensation of any officer of the Company or any of its Subsidiaries or any general salary or benefits increase to the employees of the Company or any of its Subsidiaries other than in the ordinary course of business; or (ix) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company. Except as set forth in the Company SEC Reports or Section 4.7 of the Company Disclosure Letter, since June 30, 1999, neither the Company nor any of its Subsidiaries has taken any action specified in Section 6.1 of this Agreement.

            Section 4.8 Litigation. Except as disclosed in Section 4.8 of the Company Disclosure Letter, there are no investigations, actions, suits or proceedings pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that could reasonably be expected to have a Company Material Adverse Effect, and, to the knowledge of the Company, no development has occurred with respect to any pending or threatened action, suit or proceeding that could reasonably be expected to result in a Company Material Adverse Effect or could prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to have a Company Material Adverse Effect.

            Section 4.9 Compliance with Applicable Law. The Company and its Subsidiaries hold, and at all required times have held, all permits, licenses, variances, exceptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are, and at all times have been, in compliance with the terms of the Company Permits, except where the failure so to comply could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not being, and have not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity except for violations or possible violations which, individually or in the aggregate, do not and could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.9 of the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            Section 4.10 Employee Plans. (a) List of Plans. Set forth in Section 4.10(a) of the Company Disclosure Letter is an accurate and complete list of all domestic and foreign (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, "voluntary employees' beneficiary associations" ("VEBAs"), under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 4.10, any predecessors to the Company or to any of its Subsidiaries and all employers (whether or not incorporated) that would be treated together with the Company and any of its Subsidiaries as a single employer (1) within the meaning of
Section 414 of the Code, or (2) as a result of the Company or any Subsidiary being or having been a general partner of any such employer), since January 1, 1993 ("Employee Benefit Plans").

            (b) Status of Plans. Except as set forth in Section 4.10(b) of the Company Disclosure Letter, each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable laws, including, without limitation, ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur. Except as set forth in Section 4.10(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. Except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. No event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

            (c) No Pension Plans. No Employee Benefit Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to
Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any "multiple employer plan" (within the meaning of the Code or ERISA) or any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

            (d) Liabilities. Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code except to the extent that such non-compliance will not result in any material liability to the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is subject to any material liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. No Employee Benefit Plan which is such a group health plan is a "multiple employer welfare arrangement," within the meaning of Section 3(40) of ERISA. Each

Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto. Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that has provided any "disqualified benefit" (as such term is defined in
Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

            Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and neither the Company nor any of its Subsidiaries have any obligation to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service. Neither the Company nor any of its Subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code. No Employee Benefit Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the knowledge of the Company, is or may be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

            Neither the Company nor any of its Subsidiaries has incurred any material liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such liability.

            There are no actions, suits, claims or disputes pending, or, to the best knowledge and belief of the Company, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against the Company or any of its Subsidiaries or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

            (e) Contributions. Full payment has been timely made of all amounts which the Company or any of its Subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or any of its Subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the best knowledge and belief of the Company and its Subsidiaries no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance.

The Company has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

            (f) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has, as currently in effect, been determined to be so qualified by the Internal Revenue Service. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has, as currently in effect, been determined to be so exempt by the Internal Revenue Service. Each VEBA has been determined by the Internal Revenue Service to be exempt from Federal income tax under Section 501(c)(9) of the Code. Since the date of each most recent determination referred to in this paragraph (f), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust or VEBA.

            (g) Transactions. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or, to the best knowledge and belief of the Company, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

            (h) Triggering Events. Except as set forth in Section 4.10(h) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its Subsidiaries. Except as set forth in Section 4.10(h) of the Company Disclosure Letter, no Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

            (i) Documents. The Company has delivered or made available or caused to be delivered to the Purchaser and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications;
(iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent Internal Revenue Service determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under
Section 501(a) or 501(c)(9) of the Code; (v) the annual report on Internal Revenue Service Form 5500-series or 990 for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared financial statements for each Employee Benefit Plan for which such statements are required; and (vii) all contracts and agreements relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements and collective bargaining agreements.

            Section 4.11 Employment Relations and Agreement. (a) Except as could not reasonably be expected to have a Company Material Adverse Effect or as disclosed in Section 4.11(a) of the Company Disclosure Letter, (i) each of the Company and its Subsidiaries is, and at all times has been, in compliance with all applicable federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries; (iv) no representation question exists respecting the employees of the Company or any of its Subsidiaries; (v) no grievance exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (vi) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries; and (vii) none of the Company or any of its Subsidiaries have experienced any material labor difficulty during the last three years.

            (b) Except for employment agreements with employees with salaries of over $175,000 or (pound)150,000 per annum (the "Material Employment Agreements") executed copies or terms of which, as amended, have been delivered or made available to Parent, and as set forth in Section 4.11(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any Material Employment Agreement or material severance agreement with any person. The executed copies of the Material Employment Agreements previously delivered or made available to Parent are true and correct and such agreements have not since been amended, modified or rescinded except to the extent disclosed to Parent.

            Section 4.12 Contracts. Except as set forth in Section 4.12 of the Company Disclosure Letter, neither the Company nor its Subsidiaries is a party to, or has any obligation under, any Contract which contains any covenant currently or prospectively limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any entity. All Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, other than such failures to be so valid and binding, in full force and effect or enforceable which, could not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. There is not under any such Contract any existing default, or event which, after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries, or to the Company's knowledge, any other party, except to the extent such default could not reasonably be expected to have a Company Material Adverse Effect.

            Section 4.13 Taxes. (a) The Company and each Subsidiary (i) has timely filed or will timely file all material Tax Returns required to be filed on or before the Effective Time, which returns are and will be true and complete in all material respects; and (ii) the Company and each Subsidiary has timely paid or has adequately disclosed, and fully provided for as Taxes on the Company Financial Statements in accordance with United States generally accepted accounting principles, consistently applied, all Taxes which are due and payable with respect to all taxable years or periods that end on or before the date of this Agreement. The Company and each Subsidiary has withheld or collected all Taxes they were required to withhold and collect, and have timely paid to the proper authorities such Taxes withheld or collected to the extent due and payable.

            (b) Except as set forth in Section 4.13(b) of the Company Disclosure Letter, (i) neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes of the Company or any Subsidiary; and (ii) no issues have been raised by any relevant taxing authority in connection with any review by such taxing authority of the Tax Returns through a notice or any other written correspondence from such taxing authority, and neither the Company nor any of its Subsidiaries is subject to an audit, examination, action, suit, proceeding, investigation or claim regarding Taxes ("Tax Controversy") by the appropriate taxing authorities of any nation, state, province or locality that is currently pending (or scheduled as of the Effective Time to be conducted) or that has been threatened in writing by any such authority regarding Taxes; and
(iii) all deficiencies asserted or assessments made as a result of any such Tax Controversy by a taxing authority have been paid in full; and (iv) no liens or security interests arising in connection with a failure (or alleged failure) to pay any Taxes have attached to any of the Company's or any of its Subsidiaries' assets, except for Liens for Taxes not yet due and payable. The Company has delivered or made available to Parent correct and complete copies of all United States federal, state and all foreign income Tax Returns (to the extent filed as of the date hereof or, if not filed, correct and complete copies of extensions thereof), examination reports, and statements of deficiencies assessed against or agreed to by the Company and any of its Subsidiaries relating to taxable years 1996, 1997 and 1998.

            (c) For purposes of this Agreement (i) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any material federal, state, local, foreign or other income, gross receipts, profits, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer stamp, severance, capital gains, capital stock or excise tax, or any other tax, levy custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity with respect to Taxes, and (ii) "Tax Return" means any material return, form, report or similar statement required to be filed with respect to any Tax (including any schedules, related or supporting information), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

            (d) Except as set forth in Section 4.13(d) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) Except as set forth in Section 4.13(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return provided for under the law of the United States, any foreign jurisdiction or any state, province or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

            (f) Except as set forth in Section 4.13(f) of the Company Disclosure Letter, there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or its Subsidiaries or any predecessor or affiliate thereof and any other party under which Parent or Merger Sub, the Company or its Subsidiaries could be liable for Taxes or other claims of any party.

            (g) No election under Section 341(f) of the Code has been made or shall be made prior to the Effective Time to treat the Company or its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

            (h) Neither the Company nor any of its Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

            (i) Except as set forth in Section 4.13(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been required to include in income any adjustments pursuant to section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting period.

            Section 4.14 Intellectual Property. (a) The Company or its Subsidiaries owns, free and clear of all Liens, licenses and other restrictions, or is licensed to use, the worldwide rights to all domestic and foreign patents, patent applications, registered and unregistered trademarks and service marks, trade names, company names, copyrights together with any registrations and applications therefor, Internet domain names, schematics, inventories, technology, trade secrets, proprietary information, know-how, databases, inventions, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material that in any material respect are used or necessary in the business of the Company and any of its Subsidiaries as currently conducted (the "Intellectual Property").
Section 4.14(a) of the Company Disclosure Letter sets forth: (i) all material patents, patent applications, registered and unregistered trademarks and service marks, trade names, company names, registered copyrights, and any applications therefor, foreign and domestic; and (ii) all material licenses and other agreements to which the Company or any of its Subsidiaries is a party (the "Licenses") and pursuant to which the Company or any of its Subsidiaries is authorized to use any Intellectual Property and includes the identities of the parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Neither the Company nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of the Company's obligations hereunder will be, in violation of, or lose any rights pursuant to, any license or agreement set forth in Section 4.14(a) of the Company Disclosure Letter.

            (b) No claims have been asserted or, to the knowledge of the Company, are threatened by any person or entity nor does the Company or any of its Subsidiaries know of any grounds for any bona fide claims (i) to the effect that the manufacture, sale, use, offer for sale, reproduction, distribution or modification, of any product or process by the Company or any of its Subsidiaries infringes or within the three (3) year period immediately prior to the date hereof has infringed any copyright, trade secret, trademark, patent or other intellectual property right of any person or entity, (ii) that, if sustained, might adversely effect the interests of the Company or any of its Subsidiaries in any Intellectual Property, or (iii) challenging the ownership, validity or enforceability of any of the Intellectual Property. All patents and all registered trademarks and service marks set forth in Section 4.14(a) of the Company Disclosure Letter and all copyrights held by the Company or any of its Subsidiaries are valid, enforceable and subsisting. To the Company's knowledge, there has not been and there is not any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any person or entity, including, without limitation, any employee or former employee.

            (c) The operation of the Company as of the Effective Time shall require no rights under Intellectual Property other than the rights under Intellectual Property owned by the Company and rights granted to the Company pursuant to the Licenses.

            Section 4.15 Environmental Laws and Regulations. (a) For purposes of this section, "Environmental Law" shall mean any federal, state or local law, statute, rule, regulation, order or other requirement of law relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law.

            (b) Except as could not reasonably be expected to have a Company Material Adverse Effect, (i) the Company is in compliance with all applicable Environmental Laws, and has obtained, and is in compliance with, all permits required under applicable Environmental Laws; (ii) the Company has not received any notice of any claims, proceedings or actions by any governmental authority or other person or entity pending or, to the knowledge of the Company, threatened against the Company under any Environmental Law; and (iii) to the knowledge of the Company, there are no facts, circumstances or conditions relating to the business or operations of the Company, or to any real property at any time owned, leased or operated by the Company, that could reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law.

            Section 4.16 Voting Requirements. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock (voting as one class, with each share of Company Common Stock having one (1) vote) entitled to be cast approving this Agreement and the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the transactions contemplated by this Agreement.

            Section 4.17 Ownership of Parent Stock. Neither the Company nor any of its Subsidiaries beneficially owns any Parent Ordinary Shares or Parent ADSs.

            Section 4.18 State Takeover Statutes; Certain Charter Provisions. The Board of Directors of the Company has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent, its Subsidiaries, their affiliates, the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby from Section 203 of the DGCL. No other state takeover statutes are applicable to the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby.

            Section 4.19 Year 2000. Except as set forth in Section 4.19 of the Company Disclosure Letter or except as would not result in a Company Material Adverse Effect, to the knowledge of the Company, all software material to the business, finances or operations of the Company ("Software"):

            (i) shall accurately and completely process (including but not limited to calculation, comparison and sequencing, and including without limitation leap year calculations) date-related data for dates prior to the year 2000, date-related data for dates after the year 1999, and date-related data for dates both before the year 2000 and after the year 1999; and

            (ii) shall not, as a consequence of the change of centuries or of the fact that dates from more than one century are being processed, cause an abnormal termination of execution, an endless loop, incorrect values or invalid results, or otherwise fail to perform accurately and completely those functions set forth in the associated user documentation.

            Section 4.20 Brokers. No broker, investment banker or other person or entity, other than Bear Stearns & Co. Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true and correct copy of the engagement letter of Bear Stearns & Co. Inc. as in effect on the date hereof has been delivered to Parent.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

            Section 5.1 Organization and Qualification Each of Merger Sub, Parent and Parent's Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, operate and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) or to have such power and authority which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Each of Merger Sub, Parent and Parent's Material Subsidiaries, is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions which recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing, admission or good standing necessary, except for such failures to be so qualified (with respect to jurisdictions which recognize the concept of good standing) which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Parent has previously delivered or made available to the Company correct and complete copies of the memorandum and articles of association and bylaws (or other comparable charter documents) of Merger Sub, Parent and Parent's Material Subsidiaries.

            Section 5.2 Capital Stock. (a) The authorized share capital of Parent consists solely of (i) 301,000,000 Parent Ordinary Shares, of which 226,858,671 shares were issued and outstanding and 27,266,007 shares are subject to future issuance pursuant to Parent's share options and incentive schemes as of September 30, 1999. All of the issued Parent Ordinary Shares are, and all Parent Ordinary Shares to be issued as the Ordinary Share Consideration and the ADS Consideration pursuant to Section 2.5(c) will be, upon issuance, duly authorized, validly issued and fully paid and voting, and no class of shares is entitled to preemptive rights, except as provided in Section 89 of the Companies Act of 1985 of the United Kingdom (the "Companies Act").

            (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges or other encumbrances of any nature or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided under applicable Federal or State securities laws) (collectively, "Liens").

            (c) Except as disclosed in the Parent SEC Reports filed prior to the date hereof or Section 5.2(c) of the letter dated the date hereof and delivered by Parent and Merger Sub to the Company simultaneously with the execution and delivery of this Agreement (the "Parent Disclosure Letter"), there are no (i) outstanding Issuance Obligations obligating Merger Sub, Parent or any of Parent's Subsidiaries to issue or sell any Parent Ordinary Shares or capital stock of Merger Sub or any of Parent's Material Subsidiaries or to grant, extend or enter into any such Issuance Obligation, (ii) Voting Debt of the Parent or any of its Material Subsidiaries, or (iii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which Merger Sub, Parent or any of Parent's Material Subsidiaries is a party with respect to the voting of or the right to participate in dividends or other earnings in respect of any shares of Merger Sub, Parent or any of Parent's Material Subsidiaries.

            (d) Except as set forth in the Company SEC Reports or Section 5.2(d) of the Parent Disclosure Letter, all of the outstanding capital stock of, or ownership interests in, each Material Subsidiary of Parent is owned by Parent, directly or indirectly. All of the issued and capital stock of each Material Subsidiary is validly existing, fully paid and non-assessable. Except as set forth in the Company SEC Reports or Section 5.2(d) of the Parent Disclosure Letter, no Material Subsidiary of Parent has outstanding Voting Debt and no Material Subsidiary of Parent is bound by, obligated under, or party to an Issuance Obligation with respect to any security of Parent or any Material Subsidiary of Parent. Except as set forth in the Parent SEC Reports or Section 5.2(d) of the Parent Disclosure Letter, all of such capital stock or ownership interest is owned by Parent, directly or indirectly, free and clear of all Liens.

            Section 5.3 Authority Relative to this Agreement. Each of Parent and Merger Sub has full power and authority to enter into this Agreement, and, subject to obtaining the Parent Shareholders' Approval (as defined in Section 7.3(a)), to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent and Merger Sub. The Board of Directors of Parent has passed a resolution declaring the advisability of the Merger and resolving that the Merger be submitted for consideration by the shareholders of Parent. No other corporate proceedings on the part of Parent or Merger Sub or their shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than obtaining the Parent Shareholders' Approval. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            Section 5.4 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Material Subsidiaries under, any of the terms, conditions or provisions of (i) the memorandum or articles of association or bylaws (or other comparable charter documents) of Parent or any of its Material Subsidiaries or (ii) subject to the obtaining of the Parent Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect or prevent, materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

            (b) Except (i) for the filing of a premerger notification report by Parent under the HSR Act, (ii) for the filing of the Registration Statement with the SEC pursuant to the Securities Act, the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iv) for the filings with, notices to, and approvals of, the LSE and NYSE, (v) the approval of any jurisdictional state regulating agencies, and (vi) as disclosed in Section 5.4(b) of the Parent Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder or the consummation of the transactions contemplated hereby other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Parent Material

Adverse Effect or prevent, materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

            Section 5.5 SEC Reports and Financial Statements. Parent has delivered or made available to the Company a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Parent or any of its Subsidiaries with the SEC and each biannual report distributed by Parent to its shareholders since December 1, 1997 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"), which are all the documents (other than preliminary materials) that Parent was required to file with the SEC since such date. As of their respective dates, the Parent SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United Kingdom applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Parent and its consolidated Subsidiaries)) the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. The related notes reconciling to United States generally accepted accounting principles such consolidated financial statements comply in all material respects with the requirements of the SEC applicable to such reconciliation.

            Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, or Section
5.6 of the Parent Disclosure Letter, (a) since June 30, 1999 there has not been
(i) any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the Merger; (ii) any material change by Parent or any of its Material Subsidiaries in its accounting methods, principles or practices; (iii) any damage, destruction or loss which, individually or in the aggregate, resulted in or could be reasonably expected to have a Parent Material Adverse Effect; or (iv) any event pursuant to which Parent or any of its Subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement, in each case, outside the ordinary course of business which, individually or in the aggregate, could be reasonably expected to have a Parent Material Adverse Effect, and (b) between June 30, 1999 and the date hereof,

Parent and its Material Subsidiaries have conducted their respective businesses only in the ordinary course substantially consistent with past practice.

            Section 5.7 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as at June 30, 1999 or as disclosed in Section 5.7 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles in the United Kingdom to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations
(i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            Section 5.8 Legal Proceedings. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or in Section 5.8 of the Parent Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, nor, to the knowledge of Parent, are there any Governmental or Regulatory Authority investigations or audits pending or threatened against Parent or any of its Subsidiaries or any of its assets and properties which, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect or prevent, materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, and
(ii) neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could reasonably be expected to have a Parent Material Adverse Effect on Parent or prevent, materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

            Section 5.9 Information Supplied. (a) The registration statement on Form F-4 ("Form F-4") to be filed with the SEC by Parent in connection with the issuance of Parent Ordinary Shares and Parent ADSs in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), and any other documents to be filed by Parent with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form, in all material respects, with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Registration Statement, at the time it becomes effective under the Securities Act, or at the date the Proxy Statement is mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, no representation is made by Parent or Merger Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC.

            (b) The Parent Disclosure Documents will, at all relevant times, include all information relating to Parent and its Subsidiaries which is required to enable the Parent Disclosure Documents and the parties hereto to comply in all material respects with all United Kingdom statutory and other legal and regulatory provisions (including, without limitation, the Companies Act, the FSA and the rules and regulations made thereunder, and the rules and requirements of the LSE) and all such information contained in such documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

            (c) Notwithstanding the foregoing provisions of this Section 5.9, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Registration Statement, the Listing Particulars or the Circular based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 4.6.

            Section 5.10 Permits; Compliance with Laws and Orders. Parent and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such Parent Permits which, individually or in the aggregate, are not having and could not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except failures so to comply which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, neither Parent nor its Subsidiaries are in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

            Section 5.11 Compliance with Agreements Except as disclosed in the Parent SEC Reports filed prior to the date hereof or Section 5.11 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could reasonably be expected to result in a default under, (i) the memorandum or articles of association (or other comparable charter documents) of Parent or any of its material Subsidiaries or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of its assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not reasonably be expected to have a Parent Material Adverse Effect.

            Section 5.12 Vote Required. The only votes of the holders of any class of shares of Parent required to approve the Merger and the other transactions contemplated hereby is the affirmative vote of a majority of such ordinary shareholders of Parent as (being entitled to do so) are present and vote (or, in the case of a vote taken on a poll, the affirmative vote by shareholders or their proxies representing a majority of the Parent Ordinary Shares in respect of which votes were validly exercised) at the Parent Shareholders Meeting in relation to the approval of the Merger.

            Section 5.13 Contracts. Except as set forth in Section 5.13 of the Parent Disclosure Letter, neither Parent nor its Subsidiaries is a party to, or has any obligation under, any Contract which contains any covenant currently or prospectively limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or to compete with any entity, except to the extent such limitations could not reasonably be expected to have a Parent Material Adverse Effect. All Contracts to which Parent or any of its Material Subsidiaries is a party or by which any of their respective assets is bound are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, other than such failures to be so valid and binding, in full force and effect or enforceable which could not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. There is not under any such Contract any existing default or event which, after notice or lapse of time, or both, would constitute a default by Parent or any of its Material Subsidiaries or, to Parent's knowledge, any other party, except to the extent such default could not reasonably be expected to have a Parent Material Adverse Effect.

            Section 5.14 Taxes. Parent and each Material Subsidiary (i) has timely filed or will timely file all material Tax Returns required to be filed on or before the Effective Time, which returns are and will be true and complete in all material respects; and (ii) Parent and each Material Subsidiary has timely paid or has adequately disclosed, and fully provided for as a liability accrual on the Company Financial Statements in accordance with United Kingdom generally accepted accounting principles, consistently applied, all Taxes which are due and payable with respect to all taxable years or periods that end on or before the date of this Agreement. Parent and each Material Subsidiary has withheld or collected all Taxes they were required to withhold and collect, and have timely paid to the proper authorities such Taxes withheld or collected to the extent due and payable.

            Section 5.15 Year 2000. Except as set forth in Section 5.15 of the Parent Disclosure Letter and except as would not result in a Parent Material Adverse Effect, to the knowledge of Parent, all software material to the business, finances or operations of Parent ("Software"):

            (i) shall accurately and completely process (including but not limited to calculation, comparison and sequencing, and including, without limitation, leap year calculations) date-related data for dates prior to the year 2000, date-related data for dates after the year 1999, and date-related data for dates both before the year 2000 and after the year 1999; and

            (ii) shall not, as a consequence of the change of centuries or of the fact that dates from more than one century are being processed, cause an abnormal termination of execution, an endless loop, incorrect values or invalid results, or otherwise fail to perform accurately and completely those functions set forth in the associated user documentation.

            Section 5.16 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries or other affiliates beneficially owns any shares of Company Common Stock other than pursuant to the Stockholders Agreements.

            Section 5.17 Business of Merger Sub. Merger Sub was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the acquisition of the Company and this Agreement. During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

            Section 5.18 Brokers. No broker, investment banker or other person or entity, other than Warburg Dillon Read LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

                                   ARTICLE VI

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

            Section 6.1 Conduct of Business by the Company Pending the Merger. Except as otherwise expressly contemplated by this Agreement or as described in the Company Disclosure Letter, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause its Subsidiaries to carry on their respective businesses in the regular and ordinary course, preserve intact their current business organizations, and, to the extent consistent therewith, use its commercially reasonable efforts, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and, except as otherwise expressly contemplated by this Agreement or as described in Section 6.1 of the Company Disclosure Letter, during the period from the date of this Agreement through the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

            (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's Subsidiaries, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Company Common Stock during the period from the date of this Agreement through the Effective Time upon the exercise of Stock Options outstanding (as set forth in Section 4.2(a)) on the date of this Agreement in accordance with their current terms) or enter into any agreement or contract with respect to the sale or issuance of any of its securities;

            (c) amend its certificate of incorporation or bylaws or amend the certificate of incorporation and by-laws (or other organizational documents) of any of its Subsidiaries;

            (d) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than in the ordinary course of business consistent with past practice);

            (e) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

            (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for (i) borrowings or guarantees incurred in the ordinary course of business consistent with past practice for working capital purposes, (ii) indebtedness of any Subsidiary of the Company to the Company or to another Subsidiary of the Company, (iii) in replacement for existing or maturing debt so long as principal amount does not increase or (iv) other borrowings under existing lines of credit or loans in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than to the Company or any wholly owned Subsidiary of the Company and other than in the ordinary course of business consistent with past practice;

            (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company or adopt any plan with respect to any of the foregoing;

            (h) grant any severance or termination pay not currently required to be paid under existing severance plans or agreements, enter into or adopt, or amend any existing, severance plan, agreement or arrangement or, other than in the ordinary course of business or as required by applicable law, enter into or amend any employee benefit plan (including, without limitation, the Company Stock Plan), or enter into or amend any employment or consulting agreement;

            (i) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of $100,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of $1,000,000, in the aggregate;

            (j) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, make any bonus payments to, or increase the compensation or fringe benefits of any of its directors, officers or employees, provided that, the Company may (i) increase compensation associated with promotions and regular reviews in the ordinary course of business consistent with past practice and (ii) pay bonuses in the ordinary course of business consistent with past practice; provided, however, that the aggregate amount of such payments with respect to the employees of the Company's United States operations other than Falk Communications, Inc., shall not exceed $1,000,0000;

            (k) agree to the settlement of any material claim or litigation;

            (l) make or rescind any material tax election or settle or compromise any material tax liability;

            (m) make any material change in its method of accounting;

            (n) except as required under the Company Stock Plan and as otherwise provided in this Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

            (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (B) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company SEC Reports;

            (p) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its Subsidiaries' activities;

            (q) materially modify, amend or terminate any material contract to which it is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practice; or

            (r) agree, in writing or otherwise, to take any of the foregoing actions.

            Section 6.2 No Solicitation. (a) During the period from the date hereof through the Effective Time, neither the Company nor any of its Subsidiaries shall, directly or indirectly, take (and the Company shall not authorize or permit its, or its Subsidiaries', officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents) any action to (i) solicit, facilitate, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined) (including, without limitation, the taking of any action which would make Section 203 of the Delaware General Corporation inapplicable to a Takeover Proposal), (ii) enter into any agreement with respect to any Takeover Proposal or enter into any arrangement, understanding or agreement requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement,
(iii) unless the Board of Directors of the Company, based upon the advice of its outside counsel, determines in good faith that the failure to take such action would result in a breach of its fiduciary duties under applicable law, participate in any way in any discussions or negotiations regarding, or furnish to any person or legal entity (other than Parent or Merger Sub) any information with respect to any Takeover Proposal or (iv) take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. "Takeover Proposal" shall mean any proposed merger or other business combination, sale or other disposition of any material amount of assets, sale of shares of capital stock, tender offer or exchange offer or similar transactions involving the Company or any of its Subsidiaries.

            (b) During the period from the date hereof through the Effective Time, neither the Board of Directors of the Company nor any committee thereof shall (i) unless the Board of Directors of the Company, based upon the advice of its outside counsel, determines in good faith that the failure to take such action would result in a breach of its fiduciary duties under applicable law, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors or such committee of the Merger and this Agreement or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.2, on the date of receipt thereof, if possible, but no later than twelve (12) hours after receipt thereof, the Company shall advise Parent in writing of any request for information or any Takeover Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal, inquiry or proposal and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the person or entity making any such Takeover Proposal or such request, inquiry or proposal.

            (d) Immediately following the execution of this Agreement, the Company will cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal and request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person or entity by or on behalf of the Company.

            Section 6.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, (i) the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent), and (ii) the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, where necessary obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

            Section 7.1 Access to Information. Each of the parties shall, and shall cause each of their Subsidiaries to, afford to the other party, and to other party's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections during normal business hours as they may reasonably request during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, each of the parties shall, and shall cause each of its Subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of U.K., federal or state laws and (ii) all other information concerning its business, properties, clients and personnel as the other party may reasonably request.

            Section 7.2 Preparation of Registration Statement and Proxy Statement. As soon as practicable after the date of this Agreement, the Company shall, in cooperation with Parent, prepare the Proxy Statement and Parent shall, in cooperation with the Company, prepare the Registration Statement, in which the Proxy Statement will be included as the prospectus. The Company shall, in cooperation with Parent, file the Proxy Statement with the SEC as its preliminary Proxy Statement and Parent shall, in cooperation with the Company, prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as the prospectus. Parent and the Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Parent and the Company shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Parent is not now so qualified or subject) required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent ADSs or Parent Ordinary Shares in connection with the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement, Parent shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent and the Company shall cooperate with the other party in the preparation of the Registration Statement and the Proxy Statement and any amendment or supplement thereto, and each shall notify the other party of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other party promptly copies of all correspondence between Parent or the Company, as the case may be, or any of their respective representatives with respect to the Registration Statement or the Proxy Statement. Parent and the Company shall give the other party and their respective counsel the opportunity to review the Registration Statement and the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before there being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use commercially reasonable efforts, after consultation with each other, to respond promptly to all such comments of, and requests by the SEC and to cause (x) the Registration Statement to be declared effective by, the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (y) the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholder's Meeting at the earliest practicable time.

            Section 7.3 Approval Of Shareholders. (a) Parent shall, through its Board of Directors , duly call, give notice of, convene and hold an extraordinary general meeting of its shareholders (the "Parent Shareholders' Meeting"), for the purpose of voting to approve the Merger in accordance with this Agreement and any resolutions necessary or appropriate to enable Parent to implement the same (the "Parent Shareholders' Approval"). Unless the Board of Directors of Parent, based upon the advice of their outside counsel, determines in good faith that making such recommendation, or failing to amend, modify or withdraw any previously made recommendation, would result in a breach their fiduciary duties to shareholders under applicable law, Parent shall include in the Circular the recommendation of the Board of Directors of Parent that the shareholders of Parent approve such matters, and shall use its commercially reasonable efforts to obtain such approval. In connection with the Parent Shareholders' Meeting, subject to applicable law, (i) Parent shall, as soon as practicable after the date of this Agreement and in accordance with the listing rules of the LSE, prepare and submit to the LSE for approval the Circular and Listing Particulars, and shall use its commercially reasonable efforts to have such documents formally approved by the LSE and shall thereafter publish the Circular and the Listing Particulars and dispatch the Circular and Listing Particulars to its shareholders in compliance with all legal requirements applicable to the Parent Shareholders' Meeting and the listing rules of the LSE and (ii) if necessary thereafter, promptly publish or circulate amended, supplemental or supplemented materials and, if required in connection therewith, resolicit votes. Parent shall give the Company and its counsel the opportunity to review the Circular and the

Listing Particulars before the same are published. The Company agrees to cooperate with Parent in the preparation of the Circular and the Listing Particulars including providing such information with respect to the Company and its Subsidiaries as may be required to be disclosed therein.

            (b) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting on the approval of the Merger in accordance with this Agreement (the "Company Stockholders' Approval") as soon as reasonably practicable after the date hereof. The Company shall, through its Board of Directors, unless the Board of Directors of the Company, based upon the advice of its outside counsel, determines in good faith that the taking of such action would result in a breach of its fiduciary duties under applicable law (i) include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company approve such matters, and (ii) use its commercially reasonable efforts to obtain such approval. The Company shall consult and discuss in good faith with Parent regarding the alternatives available for obtaining the Company Stockholders' Approval.

            Section 7.4 Company Affiliates. At least thirty (30) days prior to the Closing Date the Company shall deliver a letter to Parent identifying all persons who, at the time of the Company Stockholder's Meeting, may, in the Company's reasonable judgment, be deemed to be "Affiliates" (as such term is used in Rule 145 under the Securities Act) of the Company ("Company Affiliates"). The Company shall use commercially reasonable efforts to cause each Company Affiliate to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form of Exhibit 1 hereto (an "Affiliate Agreement"). Parent shall be entitled to place legends as specified in such Affiliate Agreements on the certificates evidencing any Parent Ordinary Shares or Parent ADSs to be received by such Company Affiliates parties to an Affiliate Agreement pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent ADSs, consistent with the terms of such Affiliate Agreements.

            Section 7.5 Auditors' Letters. Each of the Company and Parent shall use its commercially reasonable efforts to cause to be delivered to the other party and such other party's Board of Directors a letter of its independent auditors, dated the date on which the Registration Statement shall become effective, and addressed to the other party and such other party's Board of Directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with the registration statements on Form F-4.

            Section 7.6 Stock Exchange Listing. Parent shall use its commercially reasonable efforts, and the Company shall cooperate in respect thereto, to cause (a) the Parent Ordinary Shares and Parent ADSs to be issued in the Merger and under the Company Stock Plan after the Merger in accordance with this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date; (b) the Parent Ordinary Shares to be issued in the Merger (including those Parent Ordinary Shares to be represented by the Parent ADSs to be issued in the Merger) to be admitted to the Official List of the London Stock

Exchange at the Effective Time and (c) the Parent Ordinary Shares to be issued under the Company Stock Plan after the Merger in accordance with this Agreement to be admitted to the Official List of the London Stock Exchange, at the time of issue.

            Section 7.7 Fees and Expenses. (a) Subject to Section 7.7(b) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise expressly set forth in this Agreement; provided, however, the costs of any HSR Act filing made by Steven Girgenti or William Leslie Milton, in each case, as may be required in connection with the Merger shall be paid by the Company.

            (b) In the event that this Agreement is terminated and the Merger is not consummated solely as a result of the failure of Parent to receive the Parent Shareholders' Approval, Parent shall pay to the Company all documented reasonable out of pocket costs and expenses (including legal, accounting, investment banking and other professional fees) incurred by the Company and its Subsidiaries primarily relating to the transactions contemplated by this Agreement, which amounts shall be due and payable within 10 business days of such termination; provided, however, that in no event shall the aggregate obligation of Parent to pay such fees and expenses exceed $1.5 million.

            Section 7.8 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (a) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, including without limitation, all filings under the HSR Act) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity, (b) obtaining all necessary consents, approvals or waivers from third parties, (c) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement.

            Section 7.9 Public Announcements. Parent, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or regulation.

            Section 7.10 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time and continuing for a period of not less than six years after the Effective Time , Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors, employees and agents of the Company and of its Subsidiaries to the full extent such persons have been indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect as of the date hereof for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that the Company receives reasonable affirmations and undertakings from such persons to repay all amounts advanced if it should be ultimately determined that such person was not entitled to indemnification. The parties hereto agree that the officers, directors, employees and agents of the Company and its Subsidiaries covered by such indemnification are intended to be third-party beneficiaries under this Section 7.10 and shall have the right to enforce the obligations of Parent and the Surviving Corporation under this Section 7.10.

            (b) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, for the benefit of the Company's current directors and officers, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 1.50 times the last annual premium paid prior to the date hereof, but in such case shall purchase as much such coverage as possible for such amount.

            Section 7.11 Compliance with Treasury Regulations. In order to avoid the application of Section 367(a)(1) of the Code, after the Effective Time, Parent agrees to take all steps required to ensure that the Company will comply with the reporting requirements described in U.S. Treasury Regulations Section 1.367(a)-3(c)(6). Parent also agrees to provide to the Company and any other person that is a holder of Company Common Stock immediately prior to the Effective Time that may have reporting obligations under Section 6038B of the Code with respect to any transactions effected pursuant to this Agreement, any information necessary to comply with the filing requirements of Section 6038B and the U.S. Treasury Regulations promulgated thereunder.

            Section 7.12 No Transfer of Stock. Prior to December 31, 2005, Parent will neither transfer, sell or otherwise dispose of any shares of stock of the Company, other than a transfer to a Subsidiary or an Affiliate of Parent so long as such transfer is described in Treasury Regulations Section 1.367(a)-(8(g)(2) and Parent provides the Shareholder Parties (as defined below) within 15 days of such transfer with the information necessary to comply with the requirements of Treasury Regulation Sections 1.367(a)-8(g)(2)(ii) through
(iv) , nor permit a "deemed disposition" of any such shares within the meaning of Treasury Regulations Section 1.367(a)-8(e)(3). Parent agrees to report the breach of any covenant of this Section 7.12 to any holder of shares of Company Common Stock that, solely as a result of the receipt of the Merger

Consideration at the Effective Time, becomes the beneficial owner of 5% or more of Parent Shares (collectively, the "Shareholder Parties") within 15 days of such breach.

            Section 7.13 Dividends, Distributions and Issuances. During the period from the date of this Agreement through the Effective Time, Parent shall not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except for dividends on Parent Ordinary Shares, (ii) split, combine or reclassify or otherwise alter Parent Ordinary Shares, or (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock.

            Section 7.14 Section 103 CA 1985. Parent shall use its commercially reasonable efforts and the Company shall cooperate in respect thereto, to cause (to the extent applicable):

            (a) the appointment of an appropriate independent person (who would be qualified to be the auditor of Parent) to produce a valuation and report in accordance with Section 103 of the Companies Act 1985;

            (b) the appointed independent valuer to produce a report in accordance with Section 108 of the Companies Act 1985 as soon as practicable following the date of this Agreement;

            (c) the appointed independent valuer's valuation and report to be circulated to the board of directors of the Company for their review and comment as soon as practicable after an initial draft is produced to Parent;

            (d) the independent valuation and report to be sent to all holders of the Company Common Stock along with the Proxy Statement.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

            Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. The Company shall have received the Company Stockholders' Approval and the Parent shall have received the Parent Shareholders' Approval.

            (b) Registration Statement; State Securities Laws. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened, and Parent shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Parent

Ordinary Shares and Parent ADSs pursuant to this Agreement and under the Company Stock Plan after the Merger.

            (c) Exchange Listing. The LSE shall have agreed to admit to the Official List (subject only to allotment) the Parent Ordinary Shares to be issued in connection with the Merger and such agreement shall not have been withdrawn and the Parent Ordinary Shares and Parent ADSs issuable to the Company's stockholders in the Merger and under the Company Stock Plan after the Merger in accordance with this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance, and such agreement shall not have been withdrawn.

            (d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (e) Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

            (f) H.M. Treasury Consent. Parent (as required) shall have received consent from H.M. Treasury pursuant to Section 765 of the U.K. Income and Corporation Taxes Act 1988 in respect of the Merger and any other matter contemplated hereby, or confirmation that no consent is required.

            (g) Governmental and Regulatory Consents and Approvals. Other than the filings provided for by Section 2.2, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority (including under the HSR Act) required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby shall have been made or obtained (as the case may be) and become Final Orders (as defined in this Section below), and such Final Orders shall not, individually or in the aggregate, contain terms or conditions that would have, or could reasonably be expected to have, a material adverse effect on Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole. A "Final Order" means an action by the relevant Governmental or Regulatory Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by applicable law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by applicable law, regulation or order have been satisfied.

            (h) UK Fair Trading Act. Any of:

            (i) the Office of Fair Trading (the "OFT") shall not have indicated in writing that the Secretary of State for Trade and Industry (the "SOS") in the exercise of his powers under the Fair Trading Act 1973 (the "FTA") intends to refer the Merger or any matter relating thereto to the Competition Commission ("COC"); or

            (ii) in the event of an COC reference, the COC shall have concluded that the Merger does not or may not be expected to operate against the public interest; or

            (iii) if on a reference the COC shall have concluded that the Merger does or may be expected to operate against the public interest, the SOS shall have indicated in writing that it is his intention to approve the Merger,

PROVIDED that if any indication by the SOS referred to in (i) or (iii) above is subject to undertakings, assurances, or any other terms or conditions, such undertakings, assurances, terms or conditions would not have, or could reasonably be expected not to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (i) Other Consents And Approvals. The consent or approval of each person (other than a Governmental or Regulatory Authority) whose consent or approval is required of Parent, the Company or any of their Subsidiaries under any Contract in order to consummate the Merger and the other transactions contemplated hereby shall have been obtained, except for those consents and approvals which, if not obtained, would not have, or could not reasonably be expected to have, a material adverse effect on the Surviving Corporation and its Subsidiaries taken as a whole or on the ability of Parent or the Company to consummate the transactions contemplated hereby.

            Section 8.2 Conditions to Obligation of Parent And Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment, at or prior to the Effective Time, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Merger Sub in their sole discretion):

            (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct, in all material respects, as of the Effective Time as though made as of the Effective Time or, in the case of representations and warranties made as of a specified date earlier than the Effective Time on and as of such earlier date, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

            (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, the agreements, covenants and obligations which are required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

            (c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect and no facts or circumstances arising after the date of this Agreement shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

            (d) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

            Section 8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Effective Time, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

            (a) Representations and Warranties. The representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct, in all material respects, as of the Effective Time as though made as of the Effective Time or, in the case of representations and warranties made as of a specified date earlier than the Effective Time, on and as of such earlier date and Parent and Merger Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by its Chairman of the Board, President or any Executive Officer or any Executive Director, and in the name and on behalf of Merger Sub by its Chairman of the Board, President or any Vice President, to such effect.

            (b) Performance of Obligations. Parent and Merger Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Merger Sub at or prior to the Effective Time, and Parent and Merger Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by its Chairman of the Board, President or any Executive Officer or any Executive Director and in the name and on behalf of Merger Sub by its Chairman of the Board, President or any Vice President, to such effect.

            (c) Tax Opinion. The Company shall have received an opinion, based on appropriate representations of the Company, Parent and Merger Sub, of Rosenman & Colin LLP, counsel to the Company, dated on or about the date on which the Registration Statement (or the last amendment thereto) shall have become effective, which opinion shall have been confirmed in writing on and as of the Closing Date to the effect that the Merger will constitute a "reorganization" within the meaning of Code Section 368(a) and that no gain or loss will be recognized for US federal income tax purposes by the stockholders of the Company who exchange Company Common Stock for Parent ADSs or Parent Ordinary Shares pursuant to the


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

Merger (except with respect to cash received in lieu of fractional Parent ADSs or Parent Ordinary Shares).

            (d) Proceedings. All proceedings to be taken on the part of Parent and Merger Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

            (e) Registration of Option Shares. Pursuant to Section 2.9(b), Parent shall have filed a registration statement with the SEC, which registration statement shall be effective at the Effective Time, with respect to the Parent Ordinary Shares to be issued upon the exercise of Stock Options after the Effective Time.

            (f) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect where, following such Parent Material Adverse Effect, the Parent Share Value (without giving effect to the Exchange Rate) is less than 135p.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

            Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the Parent Shareholders' Approval:

            (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors; or

            (b) By either the Company or Parent upon notification to the non-terminating party by the terminating party:

                  (i) at any time after May 31, 2000, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; provided, however, that if on such date Parent and the Company and their respective Subsidiaries have not received all of the approvals required in order to satisfy the conditions set forth in Section 8.1(f), 8.1(g) or 8.1(h) but all other conditions to effect the Merger shall be fulfilled or shall be capable of being fulfilled, then, at the option of either Parent or the Company (which shall be exercised by written notice), the term of this Agreement shall be extended until August 31, 2000;

                  (ii) if the Company Stockholders' Approval or the Parent
            Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote actually held at a meeting of such stockholders or shareholders, or any adjournment thereof, called therefor;

                  (iii) if there has been a material breach of any
            representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement (determined in all cases as if the terms "material" or "materially" were not included in any such representation or warranty), which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party which breach, when taken together with any other breaches of representations, warranties, covenants and agreements of the non-terminating party contained in this Agreement, has or could reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; or

                  (iv) if any court of competent jurisdiction or other competent
            Governmental or Regulatory Authority shall have issued an order making illegal or otherwise preventing or prohibiting the Merger and such order shall have become final and nonappealable.

            Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, this Agreement shall forthwith become void and, except as set forth in Section 7.7, there shall be no liability hereunder on the part of the Company, Parent or Merger Sub or their respective officers or directors, provided, however, that nothing contained in this Section
9.2 shall relieve any party hereto from any liability for any breach of this Agreement.

            Section 9.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or, to the extent permitted by applicable Law, after any approval of the Merger by the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            Section 9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                               GENERAL PROVISIONS

            Section 10.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, this Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

            Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) if to Parent or Merger Sub, to

                        c/o Cordiant Communications Group plc
                        121-141 Westbourne Terrace
                        London, W2 6JR
                        Attention:  Michael Bungey
                        Facsimile No.:  011-44-171-262-4300

                with copies to:

                        White & Case LLP
                        1155 Avenue of the Americas
                        New York, NY  10036
                        Attention:  Timothy B. Goodell, Esq.
                        Facsimile No.:  (212) 354-8113

                and:

                        Macfarlanes
                        10 Norwich Street London EC4A 1BD
                        Attention:  Mary Leth
                        Facsimile No.:  011-44-171-831-9607

            (b) if to the Company, to

                        Healthworld Corporation
                        100 Avenue of the Americas
                        New York, NY 10010
                        Attention:  Steven Girgenti
                        Facsimile No.:  (212) 966-2743
                with a copy to:

                        Rosenman & Colin LLP
                        575 Madison Avenue
                        New York, New York 10022
                        Attention:  Wayne A. Wald, Esq.
                        Facsimile No.:  (212) 940-8776

                and:

                        Rakisons Solicitors
                        Clements House
                        14/18 Gresham Street
                        London EC2V7JE
                        DX 206 London, England
                        Attention:  Jonathan Polin
                        Facsimile No.:  011-44-207-367-8001

            Section 10.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            Section 10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, together with the Confidentiality Agreement dated August 3, 1999, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person or entity other than the parties any rights or remedies hereunder, except (i) pursuant to Section 7.10 and (ii) that Parent agrees to indemnify and hold harmless the Shareholder Parties against, and to reimburse the Shareholder Parties with respect to, any and all taxes, interest and penalties arising from Parent's breach of Sections
7.11 and 7.12.

            Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided however, that the Merger shall be governed by the laws of the State of Delaware.

            Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

            Section 10.9 Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            Section 10.10 Incorporation of Exhibits. The Company Disclosure Letter and all Exhibits and annexes attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.


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

            IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                       CORDIANT COMMUNICATIONS GROUP PLC

                                       By: /s/  Arthur D'Angelo
                                           -----------------------------
                                           Name:  Arthur D'Angelo
                                           Title: Finance Director


                                       HEALTHWORLD ACQUISITION CORP.

                                       By: /s/  Arthur D'Angelo
                                           -----------------------------
                                           Name:  Arthur D'Angelo
                                           Title: President


                                       HEALTHWORLD CORPORATION

                                       By: /s/  Steven Girgenti
                                           -----------------------------
                                           Name:  Steven Girgenti
                                           Title: Chairman acd CEO


                                      -56-